Exhibit 99.(d)13

BC INTERNATIONAL CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”) made and entered into as of [DATE] (the “Grant Date”) by and between BC International Corporation, a Delaware corporation (the “Company”), and the person signing below as optionee (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the Company’s 2004 Equity Incentive Plan (as amended from time to time and then in effect, the “Plan”) has been adopted by the board of directors of the Company (the “Board of Directors”) on December 17, 2004; and

WHEREAS, the Plan provides for the granting of options to purchase shares of the Company’s common stock, $.0001 par value (the “Common Stock”), to employees, officers, directors, advisors and consultants.

NOW, THEREFORE, in consideration of the mutual promises and representations herein contained, and other good and valuable consideration, the parties hereto agree as follows:

1. Confirming of Grant of Option. The Company hereby evidences and confirms its grant to the Optionee of an option (the “Option”) to purchase all or any part of an aggregate of [000] shares of Common Stock (collectively, the “Option Shares”) at a price of $0.01 per Option Share, purchasable as set forth in and subject to the terms of this Agreement and the Plan.

2. Incentive Stock Option. Subject to the Company obtaining approval of the Plan by its stockholders prior to December 17, 2005, the Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, (as amended or replaced from time to time, the “Code”).

3. Duration of Option.

(a) Subject to paragraphs (b) and (c) below, this Option shall expire at 5:00 p.m. on [            ].

(b) This Option shall be subject to earlier expiration if the Optionee’s employment or other association with the Company or any of its subsidiaries (“Subsidiaries”) terminates as follows:

(i) If the Optionee dies while in the employ of the Company or any Subsidiary, or within three (3) months after the Optionee ceases to be such an employee, then this Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of twelve (12) months after the date of such death;

(ii) If the Optionee becomes disabled while in the employ of the Company or any Subsidiary, this Option may be exercised within the period of one (1) year after the date the Optionee ceases to be such an employee because of such disability; and

(iii) In the event of any other termination of employment of the Optionee, this Option may be exercised within the period of three (3) months after the date the Optionee ceases to be an employee of the Company or any Subsidiary.

For purposes of this Option, “disabled”, “disability” and “employment” shall be defined as provided in Section 11 of the Plan.

(c) Notwithstanding the foregoing provisions of this Section 3, if the Optionee’s employment is terminated by the Company for “Cause” (as defined in Section 23 of the Plan), this Option shall terminate on the date of such termination.

4. Exercise of Option.

(a) Until this Option expires, the Optionee may exercise it as to the number of Optioned Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table. However, during any period that this Option remains outstanding after the Optionee’s employment or other association with the Company and its Subsidiaries ends, including because the Optionee’s employer ceases to be a Subsidiary, the Optionee may exercise it only to the extent it was exercisable immediately prior to the end of Optionee’s employment or other association.

Number of Shares in Each Installment	Initial Exercise Date for Shares in Installment

5. Manner of Exercise.

(a) Subject to the conditions set forth in this Agreement, this Option shall be exercised by the Optionee’s delivery of written notice of exercise to the Company, specifying the number of Option Shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full in accordance with Section 6. Such exercise shall be effective upon receipt by the Company of such written notice together with the required payment. The Optionee may purchase less than the number of Option Shares covered hereby, provided that no partial exercise of this Option may be for any fractional Option Share or for less than one whole Option Share.

(b) Unless the Board of Directors otherwise consents in writing at the time of exercise, the Optionee shall as a condition to exercise of any Option, agree to become a party to any Stockholders’ Agreement (as defined in Section 13(c) of the Plan), including, without limitation, the following agreements:

(i) the Voting Agreement dated as of December 20, 2004 among the Company and its security holders named therein; and

(ii) the Right of First Refusal and Co-Sale Agreement dated as of December 20, 2004 among the Company and its security holders named therein.

6. Payment of Purchase Price.

(a) Method of Payment. Payment of the purchase price for the Option Shares purchased upon exercise of this Option shall be made (i) by delivery to the Company of a certified check, bank draft or money order to the order of the Company in an amount equal to the purchase price of such Option Shares, (ii) subject to the consent of the Board of Directors, and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of an option and an authorization to the broker or selling agent to pay that amount to the Company which sale shall be at the recipient’s direction at the time of exercise, (iii) subject to the consent of the Board of Directors, by delivery to the Company of Option Shares then owned by the Optionee having a fair market value equal as of the date of exercise to the purchase price of such Option Shares, or (iv) by any combination of such methods of payment.

(b) Fair Market Value. For purposes of this Agreement, the “fair market value” of an Option Share as to a specific date shall be the closing price, if any, of the Common Stock on such date as reported by the NASDAQ Stock Market or such other exchange on which the Common Stock may then be traded, or, if none, the fair market value shall be the value of a share of the Common Stock as determined by the Board of Directors or a committee thereof after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Company’s capital stock in private transactions negotiated at arm’s length.

(c) Delivery of Option Shares Tendered in Payment of Purchase Price. If the Optionee exercises this Option by delivery of the Option Shares, the certificate or certificates representing the Option Shares to be delivered shall be duly executed in blank by the Optionee or shall be accompanied by a stock power duly executed in blank suitable for purposes of transferring such Option Shares to the Company. Fractional Option Shares will not be accepted in payment of the purchase price of Option Shares acquired upon exercise of this Option.

7. Delivery of Option Shares. The Company shall, upon payment of the purchase price for the number of Option Shares purchased, make prompt delivery of such Option Shares to the Optionee, provided that if any law or regulation requires the Company to take any action with respect to such Option Shares before the issuance thereof, then the date of delivery of such Option Shares shall be extended for the period necessary to complete such action.

8. Non-Transferability of Option. During the Optionee’s lifetime, this Option hereunder shall be exercisable only by the Optionee or any guardian or legal representative of the Optionee, and this Option shall not be transferable except, in the case of death of the grantee, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder, nor shall this Option be subject to attachment, execution or other similar process.

9. Adjustment Provisions.

(a) General. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, the Optionee shall, with respect to this Option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 15 of the Plan.

(b) Board Authority to Make Adjustments. Any adjustments under this Section 9 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued pursuant to this Option on account of any such adjustments.

10. No Special Employment or Similar Rights. Nothing contained in the Plan or this Option shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment, consultancy or other relationship of the Optionee with the Company for the period within which this Option may be exercised.

11. Rights as Shareholders. The Optionee shall not have any rights as a shareholder with respect to any Option Shares subject to this Option prior to the issuance or transfer of the Option Shares on the stock books of the Company. Except as provided in Section 9 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance or transfer of such certificate or certificates.

12. Withholding Taxes. The Company’s obligations to deliver the Option Shares upon the exercise of this Option shall be subject to the Optionee’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements. The Optionee agrees that the Company may withhold amounts needed to cover such taxes from payments otherwise due and owing to the Optionee, and also agrees that upon demand the Optionee will promptly pay the Company any additional amounts necessary to satisfy such tax obligation. Such payment shall be made in cash or cash equivalent.

13. General Restrictions. The Company shall not be required to sell or issue any Option Shares under this Option if the sale or issuance of such Option Shares would constitute a violation by the individual exercising this Option or by the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Option Shares subject to this Option upon any securities exchange or under any state or federal law, or the consent of approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Option Shares hereunder, this Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been affected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of this Option. Specifically in connection with the Securities Act of 1933, as amended (the “Act”), unless a registration statement under such Act is in effect with respect to the Option Shares covered by this Option, the Company shall not be required to sell or issue such Option Shares unless the Company has received evidence satisfactory to it that the holder of this Option may acquire such Option Shares pursuant to an exemption from registration under such Act. Any determination in this connection by the Company shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of this Option or the issuance of Option Shares pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that this Option shall not be exercisable unless and until the Option Shares covered by this Option are registered or are subject to an available exemption from registration, the exercise of this Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14. Interpretation of this Agreement. All decisions and interpretations made by the Board of Directors with regard to any question arising under the Plan or this Agreement shall be binding and conclusive on the Company and the Optionee and any other person entitled to exercise this Option as provided herein. In the event there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

15. “Lock-Up” Agreement.

(a) The Optionee hereby agrees that the Optionee will not, without the prior written consent of the managing underwriter, during the Lock-Up Period (as defined below) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 15 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Optionee if all officers and directors of the Company enter into a similar agreement in connection with the applicable public offering. The underwriters in connection with the applicable public offering are intended third-party beneficiaries of this Section 15 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Optionee further agrees to execute such agreements as may be reasonably requested by the underwriters in the applicable public offering that are consistent with this Section 15 or that are necessary to give further effect thereto.

(b) As used in this Section 15, the term “Lock-Up Period” means, with respect to any public offering of the Company, the period commencing on the date of the final prospectus for such public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days, subject to extension to address any issues arising from the applicability of NASD rules or other regulatory requirements, provided that such extension also applies to all other parties subject to similar lock-up agreements).

(c) Notwithstanding the foregoing, the obligations described in this Section 15 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-14 or Form S-15 or similar forms which may be promulgated in the future.

(d) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Stock of the Optionee until the end of the applicable Lock-Up Period.

(e) In the event that the Optionee transfers any Option Shares, other than pursuant to a public offering or a sale under Rule 144, it will cause the transferee to agree in writing with the Company to be bound by the provisions of Sections 15 and 16.

16. Restrictions on Transfer and Right of First Refusal.

(a) In the event that the Optionee intends to complete any assignment, sale, pledge, mortgage, hypothecation, encumbrance, disposition or any other transfer of any Option Shares (the “Proposed Transfer”), the Optionee will provide written notice to the Company of such Proposed Transfer, including the identity of the proposed transferee and a description of the consideration to be paid for such transfer. The Optionee shall not complete any Proposed Transfer unless and until it receives the written consent of the Company with respect to such Proposed Transfer, and any such Proposed Transfer completed prior to obtaining such approval shall be void. In addition to the right to consent to such Proposed Transfer, the Company shall have thirty (30) days after delivery of such notice to elect to purchase all of such Option Shares for a price equal to the price to be paid in the Proposed Transfer. In the event that the consideration in the Proposed Transfer includes consideration consisting of property other than cash, the price to be paid by the Company shall be the fair market value of all such consideration (as determined by the Board of Directors in good faith), to be paid in cash. If the Company provides written notice of its election to purchase the Option Shares, the closing of the purchase and sale will take place on a date designated by the Company not later than ten (10) days after the date of the Company’s notice, and the closing shall be held at the Company’s headquarters.

(b) If the Company provides its consent with respect to the Proposed Transfer and does not elect to exercise its right under this Section 16 to purchase the Optioned Shares, the Optionee shall be free to complete the Proposed Transfer with respect to the Option Shares. However, if the Optionee does not complete the Proposed Transfer for the Option Shares within sixty (60) days after the original notice of transfer, any subsequent Proposed Transfer shall be once again subject to the provisions of this Section 16.

(c) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Stock of the Optionee (and the shares or securities of every other person subject to the foregoing restriction) and print legends on the certificates representing the Optioned Shares referring to the restrictions set forth in this Section 16.

(d) The provisions of this Section 16 will not apply to:

(i) any transfer for no consideration to the Optionee’s family members or in connection with bona fide estate planning activities, provided that the transferee agrees in writing to be bound by the provisions of Sections 15 and 16; and

(ii) any transfer in connection with a sale of all or substantially all of the Company’s outstanding Common Stock pursuant to a transaction approved by the Board of Directors of the Company; and

(iii) any transfer pursuant to the Company’s initial public offering of its Common Stock.

(e) The provisions of this Section 16 will terminate upon completion of the Company’s initial public offering of its Common Stock.

17. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to the Optionee of the Optionee’s receipt or exercise of this Option or upon the Optionee’s sale or other disposition of the Optioned Shares. The Optionee should rely on the Optionee’s own tax advisors for such advice.

18. Miscellaneous.

(a) Except as provided herein, this Option may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Optionee.

(b) All notices, payments and representations to the Company shall be delivered by hand or mailed by certified mail or registered mail to the Compensation Committee of the Board of Directors, BC International Corporation, 980 Washington Street, Suite 122, Dedham, Massachusetts 02026, and any notice to the Optionee shall be addressed to the Optionee at the address shown on the signature page of this Agreement, subject to the right of either party to designate at any time hereafter in writing some other address.

(c) This Option shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, excluding any application of its choice of law rules which would result in the application of the laws of another jurisdiction.

(d) This Agreement supersedes all prior understandings and agreements, written or oral, of the Company and the Optionee with respect to the subject matter hereof.

(e) All capitalized terms used herein without definition shall have the meanings given them in the Plan.

[the remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Optionee has duly signed this Agreement.

BC INTERNATIONAL CORPORATION

By:

ACCEPTED:

Date:

Optionee
Name:
Address: